UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                SCHEDULE 13D/A-1

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO.1)

                    BOGEN COMMUNICATIONS INTERNATIONAL, INC.
--------------------------------------------------------------------------------
                                (Name of issuer)

                         COMMON STOCK, $0.001 PAR VALUE
--------------------------------------------------------------------------------

                                   097189-10-4
--------------------------------------------------------------------------------
                                 (Cusip Number)

                               JEFFREY E. SCHWARTZ
                          METROPOLITAN CAPITAL ADVISORS
                               660 MADISON AVENUE
                               NEW YORK, NY 10021
                                  (212)486-8100

                                -with copies to-

                            JOSEPH F. MAZZELA, ESQ.
                          LANE, ALTMAN & OWENS L.L.P.
                               101 FEDERAL STREET
                          BOSTON, MASSACHUSETTS 02410
                                 (617)345-9800
--------------------------------------------------------------------------------
 (Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                 Communications)

                                  JULY 1, 1998
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with the statement [X]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.) [ ].

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the

--------------------------                            --------------------------
CUSIP No.  097189 10 4             SCHEDULE 13D/A-1          Page 2  of 12 Pages
--------------------------------------------------------------------------------
1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  METROPOLITAN CAPITAL ADVISORS
--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (A) [ ]
                                                                      (B) [X]
--------------------------------------------------------------------------------
3.                SEC USE ONLY

--------------------------------------------------------------------------------
4.                SOURCE OF FUNDS

                  WC
--------------------------------------------------------------------------------
5.                CHECK  BOX IF  DISCLOSURE  OF LEGAL  PROCEEDINGS  IS  REQUIRED
                  PURSUANT TO ITEMS 2(D) OR 2(E)                          [ ]
--------------------------------------------------------------------------------
6.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  NEW YORK
--------------------------------------------------------------------------------
                              7.      SOLE VOTING POWER

                                      0
   NUMBER OF                  --------------------------------------------------
    SHARES                     8.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           647,043
    EACH                      --------------------------------------------------
  REPORTING                    9.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             0
                              --------------------------------------------------
                               10.    SHARED DISPOSITIVE POWER

                                      647,043
--------------------------------------------------------------------------------
11.               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  647,043
--------------------------------------------------------------------------------
12.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES                                          [ ]
--------------------------------------------------------------------------------
13.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  14.4%
--------------------------------------------------------------------------------
14.               TYPE OF REPORTING PERSON

                  CO
================================================================================

--------------------------                            --------------------------
CUSIP No.  097189 10 4             SCHEDULE 13D/A-1          Page 3  of 12 Pages
--------------------------------------------------------------------------------
1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  METROPOLITAN CAPITAL III, INC.
--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (A) [ ]
                                                                      (B) [X]
--------------------------------------------------------------------------------
3.                SEC USE ONLY

--------------------------------------------------------------------------------
4.                SOURCE OF FUNDS

                  WC
--------------------------------------------------------------------------------
5.                CHECK  BOX IF  DISCLOSURE  OF LEGAL  PROCEEDINGS  IS  REQUIRED
                  PURSUANT TO ITEMS 2(D) OR 2(E)                          [ ]
--------------------------------------------------------------------------------
6.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  NEW YORK
--------------------------------------------------------------------------------
                              7.      SOLE VOTING POWER

                                      0
   NUMBER OF                  --------------------------------------------------
    SHARES                     8.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           372,540
    EACH                      --------------------------------------------------
  REPORTING                    9.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             0
                              --------------------------------------------------
                               10.    SHARED DISPOSITIVE POWER

                                      372,540
--------------------------------------------------------------------------------
11.               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  372,540
--------------------------------------------------------------------------------
12.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES                                          [ ]
--------------------------------------------------------------------------------
13.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  8.3%
--------------------------------------------------------------------------------
14.               TYPE OF REPORTING PERSON

                  CO
================================================================================

--------------------------                            --------------------------
CUSIP No.  097189 10 4             SCHEDULE 13D/A-1          Page 4  of 12 Pages
--------------------------------------------------------------------------------
1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  JEFFREY E. SCHWARZ
--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (A) [ ]
                                                                      (B) [X]
--------------------------------------------------------------------------------
3.                SEC USE ONLY

--------------------------------------------------------------------------------
4.                SOURCE OF FUNDS

                  NONE
--------------------------------------------------------------------------------
5.                CHECK  BOX IF  DISCLOSURE  OF LEGAL  PROCEEDINGS  IS  REQUIRED
                  PURSUANT TO ITEMS 2(D) OR 2(E)                          [ ]
--------------------------------------------------------------------------------
6.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  USA
--------------------------------------------------------------------------------
                              7.      SOLE VOTING POWER

                                      0
   NUMBER OF                  --------------------------------------------------
    SHARES                     8.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           1,210,854
    EACH                      --------------------------------------------------
  REPORTING                    9.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             0
                              --------------------------------------------------
                               10.    SHARED DISPOSITIVE POWER

                                      1,210,854
--------------------------------------------------------------------------------
11.               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  1,210,854
--------------------------------------------------------------------------------
12.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES                                          [ ]
--------------------------------------------------------------------------------
13.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  27.0%
--------------------------------------------------------------------------------
14.               TYPE OF REPORTING PERSON

                  IN
================================================================================

--------------------------                            --------------------------
CUSIP No.  097189 10 4             SCHEDULE 13D/A-1           Page 5 of 12 Pages
--------------------------------------------------------------------------------
1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  KAREN FINERMAN
--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (A) [ ]
                                                                      (B) [X]
--------------------------------------------------------------------------------
3.                SEC USE ONLY

--------------------------------------------------------------------------------
4.                SOURCE OF FUNDS

                  NONE
--------------------------------------------------------------------------------
5.                CHECK  BOX IF  DISCLOSURE  OF LEGAL  PROCEEDINGS  IS  REQUIRED
                  PURSUANT TO ITEMS 2(D) OR 2(E)                          [ ]
--------------------------------------------------------------------------------
6.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  USA
--------------------------------------------------------------------------------
                              7.      SOLE VOTING POWER

                                      0
   NUMBER OF                  --------------------------------------------------
    SHARES                     8.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           1,205,854
    EACH                      --------------------------------------------------
  REPORTING                    9.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             0
                              --------------------------------------------------
                               10.    SHARED DISPOSITIVE POWER

                                      1,205,854
--------------------------------------------------------------------------------
11.               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  1,205,854
--------------------------------------------------------------------------------
12.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES                                          [ ]
--------------------------------------------------------------------------------
13.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  26.9%
--------------------------------------------------------------------------------
14.               TYPE OF REPORTING PERSON

                  IN
================================================================================

--------------------------                            --------------------------
CUSIP No.  097189 10 4             SCHEDULE 13D/A-1           Page 6 of 12 Pages
--------------------------------------------------------------------------------
1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  BEDFORD FALLS INVESTORS, LP
--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (A) [ ]
                                                                      (B) [X]
--------------------------------------------------------------------------------
3.                SEC USE ONLY

--------------------------------------------------------------------------------
4.                SOURCE OF FUNDS

                  WC
--------------------------------------------------------------------------------
5.                CHECK  BOX IF  DISCLOSURE  OF LEGAL  PROCEEDINGS  IS  REQUIRED
                  PURSUANT TO ITEMS 2(D) OR 2(E)                          [ ]
--------------------------------------------------------------------------------
6.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE
--------------------------------------------------------------------------------
                              7.      SOLE VOTING POWER

                                      0
   NUMBER OF                  --------------------------------------------------
    SHARES                     8.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           647,043
    EACH                      --------------------------------------------------
  REPORTING                    9.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             0
                              --------------------------------------------------
                               10.    SHARED DISPOSITIVE POWER

                                      647,043
--------------------------------------------------------------------------------
11.               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  647,043
--------------------------------------------------------------------------------
12.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES                                          [ ]
--------------------------------------------------------------------------------
13.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  14.4%
--------------------------------------------------------------------------------
14.               TYPE OF REPORTING PERSON

                  PN
================================================================================

--------------------------                            --------------------------
CUSIP No.  097189 10 4             SCHEDULE 13D/A-1           Page 7 of 12 Pages
--------------------------------------------------------------------------------
1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  METROPOLITAN CAPITAL ADVISORS INTERNATIONAL LIMITED
--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (A) [ ]
                                                                      (B) [X]
--------------------------------------------------------------------------------
3.                SEC USE ONLY

--------------------------------------------------------------------------------
4.                SOURCE OF FUNDS

                  WC
--------------------------------------------------------------------------------
5.                CHECK  BOX IF  DISCLOSURE  OF LEGAL  PROCEEDINGS  IS  REQUIRED
                  PURSUANT TO ITEMS 2(D) OR 2(E)                          [ ]
--------------------------------------------------------------------------------
6.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  COMMONWEALTH OF THE BAHAMAS
--------------------------------------------------------------------------------
                              7.      SOLE VOTING POWER

                                      0
   NUMBER OF                  --------------------------------------------------
    SHARES                     8.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           372,540
    EACH                      --------------------------------------------------
  REPORTING                    9.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             0
                              --------------------------------------------------
                               10.    SHARED DISPOSITIVE POWER

                                      372,540
--------------------------------------------------------------------------------
11.               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  372,540
--------------------------------------------------------------------------------
12.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES                                          [ ]
--------------------------------------------------------------------------------
13.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  8.3%
--------------------------------------------------------------------------------
14.               TYPE OF REPORTING PERSON

                  CO
================================================================================

--------------------------                            --------------------------
CUSIP No.  097189 10 4             SCHEDULE 13D/A-1           Page 8 of 12 Pages
--------------------------------------------------------------------------------
1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  BGN INVESTORS, LLC
--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (A) [ ]
                                                                      (B) [X]
--------------------------------------------------------------------------------
3.                SEC USE ONLY

--------------------------------------------------------------------------------
4.                SOURCE OF FUNDS

                  WC
--------------------------------------------------------------------------------
5.                CHECK  BOX IF  DISCLOSURE  OF LEGAL  PROCEEDINGS  IS  REQUIRED
                  PURSUANT TO ITEMS 2(D) OR 2(E)                          [ ]
--------------------------------------------------------------------------------
6.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE
--------------------------------------------------------------------------------
                              7.      SOLE VOTING POWER

                                      0
   NUMBER OF                  --------------------------------------------------
    SHARES                     8.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           147,056
    EACH                      --------------------------------------------------
  REPORTING                    9.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             0
                              --------------------------------------------------
                               10.    SHARED DISPOSITIVE POWER

                                      147,056
--------------------------------------------------------------------------------
11.               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  147,056
--------------------------------------------------------------------------------
12.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES                                          [ ]
--------------------------------------------------------------------------------
13.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  3.3%
--------------------------------------------------------------------------------
14.               TYPE OF REPORTING PERSON

                  CO
================================================================================

--------------------------                            --------------------------
CUSIP No.  097189 10 4             SCHEDULE 13D/A-1           Page 9 of 12 Pages
--------------------------------------------------------------------------------
1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  KJ ADVISORS
--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (A) [ ]
                                                                      (B) [X]
--------------------------------------------------------------------------------
3.                SEC USE ONLY

--------------------------------------------------------------------------------
4.                SOURCE OF FUNDS

                  WC
--------------------------------------------------------------------------------
5.                CHECK  BOX IF  DISCLOSURE  OF LEGAL  PROCEEDINGS  IS  REQUIRED
                  PURSUANT TO ITEMS 2(D) OR 2(E)                          [ ]
--------------------------------------------------------------------------------
6.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  NEW YORK
--------------------------------------------------------------------------------
                              7.      SOLE VOTING POWER

                                      0
   NUMBER OF                  --------------------------------------------------
    SHARES                     8.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           39,215
    EACH                      --------------------------------------------------
  REPORTING                    9.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             0
                              --------------------------------------------------
                               10.    SHARED DISPOSITIVE POWER

                                      39,215
--------------------------------------------------------------------------------
11.               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  39,215
--------------------------------------------------------------------------------
12.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES                                          [ ]
--------------------------------------------------------------------------------
13.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  .87%
--------------------------------------------------------------------------------
14.               TYPE OF REPORTING PERSON

                  CO
================================================================================

CUSIP No.  097189 10 4                                      Page 10  of 12 Pages
           -----------                                      --------------------

THIS AMENDMENT NO. 1 AMENDS AND SUPPLEMENTS THE STATEMENT CONTAINED IN ITEM 5 ON
SCHEDULE 13D ORIGINALLY FILED ON NOVEMBER 26, 1997.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER
         ------------------------------------

         (a) (b) The beneficial ownership and voting and dispositive power of each of the Reporting Persons over Common Stock of the Issuer as of the date hereof is as follows:

         (i) As of the close of business on July 1, 1998, Bedford Falls owns 14.4% of Common Stock of the Issuer as a result of Bedford Falls exercising its right of conversion with respect to its 33,000 Preferred Shares. Metropolitan
                      Capital has purchased no shares of Common Stock of the Issuer for its own account. However, Metropolitan Capital may be deemed to have indirect beneficial ownership of the 647,043 shares of Common Stock purchased for the account of Bedford Falls.

         (ii) As of the close of business on July 1, 1998, Metropolitan International owns 8.3% of Common Stock of the Issuer beneficially owned by it, as a result of Metropolitan International exercising its right of conversion with respect to its 19,000 Preferred Shares. Metropolitan Capital III, Inc. has purchased no shares of Common Stock of the Issuer solely for its own account. However, by reason of its position as General Partner of Metropolitan Capital Partners III, L.P., which has discretionary voting and dispositive power over the assets of Metropolitan International, Metropolitan Capital III, Inc. may be deemed to have shared voting and dispositive power over the 372,540 shares of Common Stock owned by Metropolitan International.

         (iii) As of the close of business on July 1, 1998, KJ Advisors, Inc. is the owner of shares of Common Stock of the Issuer solely by reason of its position as General Partner of
                      Metropolitan Capital Partners II, L.P. which has discretionary voting and dispositive power over assets held in the Managed Account. Thus, by virtue of being the General Partner of Metropolitan Capital Partners II, L.P., KJ Advisors, Inc. may be deemed to have shared voting and dispositive power over the 39,215 shares of Common Stock representing .87% of Common Stock of the Issuer held in the Managed Account.

         (iv) As of the close of business on July 1, 1998, Jeffrey Schwarz may be deemed the beneficial owner of 1,210,854 shares of Common Stock which represents 27% of the Issuer as a result of his being a director, executive officer and controlling stockholder of Metropolitan Capital and Metropolitan Capital III, Inc., a director, executive officer, and controlling stockholder of KJ Advisors, a Managing Member of BGN. In addition, Jeffrey Schwarz may be deemed an indirect beneficial owner of 5,000 shares held by a trust of which certain family members are beneficiaries. Mr. Schwarz disclaims beneficial ownership of such shares. Jeffrey Schwarz does not have direct beneficial ownership of any shares of Common Stock of the Issuer other than through such positions.

         (v) As of the close of business on July 1, 1998, Karen Finerman may be deemed the beneficial owner of 1,205, 854 shares of Common Stock which represents 26.9% of the Common Stock of the Issuer as a result of her being a director and executive officer of Metropolitan Capital, a director, executive officer and stockholder of Metropolitan Capital III, Inc., a director, executive officer, and controlling stockholder of KJ Advisors, and a Managing Member of BGN. Karen Finerman does not beneficially own any shares of Common Stock of the Issuer other than through such positions.

CUSIP No.  097189 10 4                                      Page  11 of 12 Pages
           -----------                                      --------------------

         The number of shares beneficially owned and the percentage of outstanding shares represented thereby, for each of the Reporting
         Persons, have been computed in accordance with Rule 13D-3 under the Securities Exchange Act of 1934, as amended. The percentages of ownership described above are based on 2,210,494 shares of Common Stock reported outstanding by the Issuer plus the new shares of Common Stock issued by the Issuer as a result of the conversion on July 1, 1998 of all Company Preferred Stock then issued and outstanding.

(c) There have been no transactions in the class of securities reported on herein effected within the last sixty (60) days other than the conversion of Preferred Stock reported herein.

(d)      Not applicable.

(e)      Not applicable.

The following certify that the information set forth in this statement is true, complete and correct.


                                                     Metropolitan Capital Advisors, Inc.


                                                     By: /s/ Jeffrey E. Schwarz
                                                         -------------------------------------------
Dated as of: July 29, 1998                               Jeffrey E. Schwarz, Chief Executive Officer


                                                     BGN Investors, LLC


                                                     By: /s/ Jeffrey E. Schwarz
                                                         -------------------------------------------
Dated as of: July 29, 1998                               Jeffrey E. Schwarz, Managing Member


                                                     Metropolitan Capital III, Inc.


                                                     By: /s/ Jeffrey E. Schwarz
                                                         -------------------------------------------
Dated as of: July 29, 1998                               Jeffrey E. Schwarz, Managing Member


Dated as of:  July 29, 1998                          By: /s/ Karen Finerman
                                                         -------------------------------------------
                                                         Karen Finerman

                                                     Bedford Falls Investors, L.P.

CUSIP No.  097189 10 4                                      Page  11 of 12 Pages
           -----------                                      --------------------


                                                     By:  Metropolitan Capital Advisors, L.P.,
                                                          its General Partner

                                                     By: Metropolitan Advisors, Inc.
                                                     its General Partner

Dated as of: July 29, 1998                           By: /s/ Karen Finerman
                                                         -------------------------------------------
                                                         Karen Finerman


                                                     Metropolitan Capital Advisors International Limited

                                                     By: Metropolitan Capital Partners III, L.P.,
                                                         its Investment Advisor

                                                     By: Metropolitan Capital III, Inc.
                                                         its General Partner


Dated as of: July 29, 1998                           By: /s/ Karen Finerman
                                                         -------------------------------------------
                                                         Karen Finerman
